Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3 No. 333-147001) and related Prospectus of Double Hull Tankers, Inc. for the registration of up to $200,000,000 of its securities and to the incorporation by reference therein of our reports dated March 15, 2007 and March 31, 2006, with respect to the consolidated financial statements of Double Hull Tankers Inc. and its predecessor OSG Crude included in Double Hull Tankers Inc's Annual Report (Form 20-F) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

                /s/ Ernst & Young LLP

New York, New York
January 28, 2008